Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the use of our reports dated March 12, 2013, except as to note 2 "Distributions from Unconsolidated Real Estate Joint Ventures", note 23, and note 25, which are as of November 1, 2013, with respect to the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the financial statement schedules III and IV, incorporated by reference in the registration statements (No. 333-174742, No. 333-175002, No. 333-175559, and No. 333-184752) on Form S-3, the registration statement (No. 333-164928) on Form S-8, the registration statement (No. 333-164926) on Form S-1/A and the registration statement (No. 333-186690) on Form S-4 of Kennedy-Wilson Holdings, Inc. in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports appear in this Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG LLP
Los Angeles, California
November 1, 2013